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EXHIBIT 11


                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

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In thousands, except per share amounts               Quarter Ended March 31,

                                                     1998              1997
BASIC:
Net income available to common
     stockholders                                  $11,224            $ 7,738
                                                  ---------          ---------
                                                  ---------          ---------
Weighted average number of common shares
outstanding                                         19,225             19,225

Net income per share                                  $.58               $.40

DILUTED:

Net income available to common
stockholders                                       $11,224             $7,738
                                                  ---------          ---------
                                                  ---------          ---------
Weighted average number of common shares
outstanding                                         19,225             19,225
Net effect of assumed exercise of stock
options based on treasury stock   method
using average market price                           1,071                949
                                                  ---------          ---------
                                                    20,296             20,174
                                                  ---------          ---------

Net income per share                                  $.55               $.38

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